As filed with the Securities and Exchange Commission on August____, 2002 Reg.
                                     No. 33


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                    _________________________________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       ___________________________________
                             VICTOR INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)
          Idaho                                        91-0784114
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                      Identification No.)

                4810 North Wornath Road, Missoula, Montana 59804
                                 (406) 251-8501
                    (Address of principal executive offices)
                ________________________________________________

                       ADVISORY AND CONSULTING AGREEMENTS
                              (Full title of plan)

                                   Josh Gager
                        ________________________________

                                 Carson Coleman
                      Chief Executive Officer and President
                             4810 North Wornath Road
                             Missoula, Montana 59804
                     (Name and address of agent for service)
                                 (406) 251-8501
          (Telephone number, including area code of agent for service)

                                    Copy to:
                                The Baum Law Firm
                               Mark L. Baum, Esq.
                           City National Bank Building
                              4275 Executive Square
                             Second Floor, Suite 210
                           La Jolla, California 92037
                                 (858) 731-0044

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------


CALCULATION OF REGISTRATION FEE

                      Proposed maximum   Proposed maximum
Title of securities     Amount to be      offering price     Aggregate offering       Amount of
to be registered       Registered (1)        per share           Price (2)        Registration fee
--------------------  -----------------  -----------------  --------------------  -----------------
Common Stock
(.05 par value). . .          9,975,000     $          .02    $          195,000   $          48.75
--------------------  -----------------  -----------------  --------------------  -----------------

                                       12
(1) Represents 1,750,000 shares of Common Stock to be issued to an attorney with The Baum Law Firm as compensation for services rendered by The Baum Law Firm pursuant to a fee agreement, and 8,000,000 shares underlying options being granted to a consultant.
(2) Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993.

                                   PROSPECTUS

                             Victor Industries, Inc.
                             4810 North Wornath Road
                             Missoula, Montana 59804
                                 (406) 251-8501

                       (9,750,000 SHARES OF COMMON STOCK)

     This Prospectus relates to the offer and sale by VICTOR INDUSTRIES, INC.
(VICI), an Idaho corporation ("the Company") of shares of its $0.05 par value common stock (the "Common Stock) to certain consultants of the Company (the "Consultants") pursuant to agreements entered into between the Company and the Consultants. The Company is registering hereunder and then issuing to the Consultants 9,750,000 shares of the Common Stock in consideration for services rendered and to be rendered under the agreements.

     The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. None of the shares registered hereunder are being sold to anyone who is an affiliate of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") which would limit their discretion in transferring the shares acquired in the Company. If the Consultant who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section I(b) of the Exchange Act (See General Information - Restrictions on Resale).

The Common Stock is Listed on the OTC bulletin board under the symbol VICI.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOT HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the "Securities Act") and does not contain all of the information set forth in the Registration Statement, certain portions of which have seen offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "SEC" or "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by references in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: VICTOR INDUSTRIES, INC. 4810 North Wornath Road, Missoula, Montana 59804, Telephone (406) 251-8501.

The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington D.C. 20549. Copies may be obtained at the prescribed rates. In addition the Common Stock is quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD). Thus copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.C. Washington D.C. 20549.

No person has been authorized to give any information or to make any representation, other than those contained in the Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to anyone to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS            6

ITEM 1. PLAN INFORMATION                                        6

GENERAL INFORMATION                                             6
The Company                                                     6
Purpose
Common Stock                                                    6
The Consultant                                                  6
No Restrictions on Transfer                                     6
Tax Treatment to the Consultant                                 6
Tax Treatment to the Company                                    7
Restrictions on Resales                                         7

DOCUMENTS INCORPORATED BY REFERENCE & ADDITIONAL
INFORMATION                                                     7

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN
ANNUAL INFORMATION
Legal Opinion and Experts                                       7
Indemnification of Officers and Directors                       8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT              9

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE                 9

ITEM 4. DESCRIPTION OF SECURITIES                               9

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL                  9

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS               9

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED                    10

ITEM 8. EXHIBITS                                               10

ITEM 9. UNDERTAKINGS                                           10

                                     PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

GENERAL INFORMATION

The Company

The Company has its principal offices at 4810 North Wornath Road, Missoula, Montana 59804, Telephone (406) 251-8501.

Purposes

The Common Stock will be issued by the Company pursuant to an agreement entered into between the Consultant and the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreements are intended to provide a method whereby the Company may be stimulated by the personal involvement of the Consultant in the Company's business planning and development, thereby advancing the interests of the Company, and all of its shareholders. A copy of the agreement has been filed as an exhibit to this Registration Statement.

Common Stock

The Board has authorized the issuance of up to 9,750,000 shares of the Common stock to the Consultant upon effectiveness of the registration Statement.

Consultants

The Consultants has agreed to provide its expertise and advice to the Company on a non-exclusive basis for the purpose of assisting the Company in its identifying acquisition targets and structuring mergers and other acquisitions, business development, business strategy and corporate image, and general representation of certain legal affairs.

No Restrictions on Transfer

The Consultant will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultant

The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the Consultant receives shares of common stock pursuant to the exercises of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed ordinary income for federal tax purposes. The Consultant is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the company for federal income tax purposes of the taxable year of the Company during which the recipient recognizes income.

Restrictions of Resales

In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under
Section 16(b) of the exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

The company hereby incorporates by reference (i) its annual report of Form 10-KSB for the year ended December 31, 2001, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-Q (10-QSB) filed under the Securities or Exchange Act subsequent to any filed form 10-K (or 10-KSB), as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15 (d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: 4810 North Wornath Road, Missoula, Montana 59804, Telephone (406) 251-8501.

Legal Opinions and Experts

Mark L. Baum has rendered an opinion on the validity of the securities being registered. Mr. Baum's law firm currently represents the Registrant.

The filing of this Registration Statement is being made, in part, to compensate Mr. Baum's law firm for services rendered and to be rendered to the Registrant. The Baum Law Firm has been hired to act as general SEC counsel to the Registrant and shall remain in this employ for one year from July 9, 2002.

The financial statements of Victor Industries, Inc. by reference in the Company's Annual Report (Form 10-KSB) for the period ended December 31, 2001, have been audited by David I. Tow CPA, independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein by reference an are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Indemnification of Officers and Directors

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed by Victor Industries, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") (SEC File Number 005-78148) are incorporated by reference herein, except to the extent that any statement or information therein is modified, superceded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference:

     (a) the Company's annual report on Form 10K-SB for the fiscal year ended December 31, 2001 filed on April 4, 2001;

     (b) the Registrant's Form 10SB-12G filed on April 6, 2000 and all other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since June 30, 2001 through the date hereof;

     (c) any document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of Common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     The Baum Law Firm does consulting work for Victor Industries Inc. from time to time.

Item 6. Indemnification of Directors and Officers

     The Company's indemnification policy covering officers and directors, as contained in the by-laws, provides that the Company may indemnify at its officers or directors for costs reasonably incurred in connection with civil, criminal, administrative and investigative proceedings. The Company may purchase indemnification insurance for officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Experts

     The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 2001 have been audited by David I. Tow CPA, certified public accounts, as set forth in their report thereon included therein and incorporated herein by reference. Reference is made to said report, which includes explanatory paragraphs that describe the Company's ability to continue as a going concern, discussed in the notes to the Company's Consolidated Financial Statements. Such financial statements are incorporated herein in reliance upon the reports of David I. Tow CPA, pertaining to such financial statements (to the extent filed with the Commission) given upon the authority of such firm as experts in giving such reports.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8.     Exhibits

     The Exhibits to this registration statement are listed in the index to Exhibits on page 12.

Item 9. Undertakings

(a)     The undersigned registrant hereby undertakes:

     (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraph is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on August 1, 2002.

     VICTOR INDUSTRIES, INC.



     By/s/Carson Coleman
     Carson  Coleman,  CEO  and  President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark L. Baum, each of them acting individually as his attorney-in-fact, each with full power of substitution and re-substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to al intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                          Date
---------                   -----                          ----

/s/ Carson Coleman          CEO and President              August 1, 2002
--------------------
Carson Coleman

                                INDEX TO EXHIBITS



Exhibit          Sequentially
NO.     Description     Numbered Pages
---     -----------     ---------------


4.1     Advisory and Consulting Agreement

5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder

23.1    Consent of David I. Tow CPA

23.2    Consent of Counsel (included as part of Exhibit 5.1)

24      Power of Attorney (Contained within Signature Page)

Exhibit 4.1     Advisory and Consulting Agreements


                                     Number of Shares and Options
                                     ----------------------------

     4.1   Josh Gager                  8,000,000

          *Michael L. Corrigan         1,750,000
                                      ----------
                                       9,750,000


          * Mr. Corrigan is a licensed attorney and is an independent contractor of The Baum Law Firm.